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                                                                   EXHIBIT 10.18

                                   SEEC, INC.
                                5001 Baum Blvd.
                              Pittsburgh, PA 15213
                              Phone: 412-682-4991
                               FAX: 412-682-4958

March 31, 1997

Sean O'Reilly
71 Pinehill Road
Crowthorne, Berkshire
RG45 7JP
United Kingdom

Dear Mr. O'Reilly:

         I am pleased to extend an offer of employment to you to become SEEC's Vice President of European Operations. The terms of the offer letter are outlined below.

                               (1) Salary FY 1998
         Your base salary will be (pound)6000 per month ((pound)72,000 per year).

                         (2) Bonus/Commissions FY 1998
         A (pound)48,000 bonus/commission above and beyond the base will be paid upon meeting a mutually agreed sales quota. The total sales quota for Fiscal Year 1998, of combined sales and services revenue, is (pound)1.85 million. It is the good faith commitment of all parties that, within 30 days of your start date, a compensation plan will be mutually agreed upon that will define the exact portion of your sales quota and the monthly commission payment schedule up to sales quota achievement, and that will determine the bonus schedule to be paid upon over-achievement of sales revenue targets. Your bonus/commission and base salary are herein after referred to as "total target compensation."

                                   (3) Equity
         A total of 20,000 shares will be granted in the following fashion:
20,000 shares at a price of $8.13 per share, to be vested 6,666 per year over three years, will be granted at the commencement of employment; an additional 5,000 shares to be granted at the end of the first twelve-months of employment at an option price to be determined by SEEC's Board of Directors and tied to meeting specific mutually agreed upon performance criteria and will vest equally at the end of your second and third year of employment. As a member of the Company's senior management team and based upon future performance, you will also be eligible to participate in future employee stock option grants.

                                 (4) Severance
                         (a) Termination of Employment
         If, for any reason, SEEC terminates your employment without cause, by mutual consent, or if you resign for good reason, you will receive a severance package at an annualized rate of 50% of your total target compensation. This severance package is to be paid monthly for a maximum of 12 months, commencing upon execution of appropriate termination and release agreements and concluding with the starting date of employment or consulting arrangement with a new company. Additionally, you will immediately vest 50% of all unvested stock options.
For the purposes of this agreement, "cause" will be defined as negligence, willful misconduct, fraud, embezzlement and unauthorized use of corporate funds; "good reason" will be defined as a material diminution by SEEC in either your title or responsibilities as existed prior to change of control, or material diminution by the Company in your salary, benefits or incentives.



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         (b) Accelerated Vesting based on Sale and Transfer of Control
         In the event that the sale of the Company results in a change of control, your vesting schedule will immediately be accelerated to vest 100% of all unvested stock options.

               (c) Termination of Employment Upon Sale of Company
                            and Transfer of Control
         Furthermore, if the Company then terminates your employment or if you resign for good reason (good reason as defined in (4)a), the Company agrees to pay you, upon execution of appropriate termination and release agreements, 50% of your total target compensation in 12 equal monthly installments.

                                  (5) Benefits
         You will be entitled to all of the benefits provided to SEEC employees, including, but not limited to: major medical, dental insurance, disability insurance, and other benefits to be determined by SEEC's Board of Directors. The details of the benefits package will be mutually agreed within 30 days of signing this agreement.

         Please respond to this offer by sending a signed copy of this letter back to me by Tuesday, April 1, 1997.

         I look forward to your joining the senior management team at SEEC, Inc. and I know that through your efforts and the efforts of the team, a thriving and successful company will be built.

                                   Sincerely,

                                  /s/ Ravi Koka

                                  Ravi Koka
                                  President & CEO
                                  SEEC, Inc.

Employee Acceptance: The signing of this letter acknowledges the acceptance of the offer contained herein.

                                  /s/ Sean O'Reilly
                                  -----------------------------
                                  Sean O'Reilly